EXHIBIT 4.77

Extension of Debenture Maturity Date

TO Intellipharmaceutics International Inc. (the "Company")

RE: Debenture dated September 1, 2018 with an original face amount of US$500,000 issued by the Company to Dr. Isa Odidi and Dr. Amina Odidi (the "Debenture") and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the Maturity Date of the Debenture (currently October 31, 2021) is extended to February 28, 2022.

DATED effective October 31, 2021.

/s/ Isa Odidi	/s/ Amina Odidi
Isa Odidi	Amina Odidi